Exhibit 10.10
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between Sunlight Financial LLC, a Delaware limited liability company (the "Company"), Sunlight Financial Holdings Inc., a Delaware corporation (the "Parent") and Matthew Potere (the "Executive"), effective as of July 9, 2021 (the "Effective Date").

WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer, and enter into employment terms pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Parent desires to employ the Executive as its Chief Executive Officer, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent and the Executive hereby agree as follows:

1.    Employment and Duties.

(a)    General. The Executive shall serve as the Chief Executive Officer of the Company, reporting to its Board of Managers (the "Company Board"), and as the Chief Executive Officer of the Parent, reporting to its Board of Directors (the "Parent Board"). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be reasonably assigned to the Executive from time to time by the Company Board or the Parent Board. The Executive shall perform his or her duties and responsibilities hereunder to the best of his or her abilities and in a diligent, trustworthy, businesslike and efficient manner. The Executive’s principal place of employment shall be 234 W. 39th St., 7th Floor, New York, NY 10018.

(b)    Exclusive Services. For so long as the Executive is employed by the Company and/or the Parent (collectively, the "Employer"), the Executive shall devote the Executive’s full business attention to the Executive’s duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful, reasonable and good faith directions and instructions given to the Executive by the Company Board or the Parent Board, and shall use the Executive’s reasonable best efforts to promote and serve the interests of the Employer. Further, unless the Company Board or the Parent Board consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere with the Executive’s faithful performance of the Executive’s duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on one for profit corporate board, provided that serving on such corporate board meets all requirements of the Employer's code of ethics, and the Executive receives prior written permission from the Company Board or the Parent Board; and (ii) serve on corporate, civic, children sports organization or charitable boards or engage in charitable activities without

Exhibit 10.10
remuneration therefor, provided that such activity as described in subsections (i) and (ii) do not contravene the first sentence of this Section 1(b).

(c)    Dodd-Frank Act, Sarbanes-Oxley and Other Applicable Policies. The Executive agrees (i) to abide by any anti-hedging, anti-pledging, stock ownership, or other policy applicable to executives of the Employer and its affiliates that is hereafter adopted by the Parent Board or a duly authorized committee thereof; (ii) that any such cash- or equity-based incentive compensation granted on or after the Effective Date will be subject to any compensation recovery or recoupment policy applicable to executives of the Employer and its affiliates that is hereafter adopted by the Parent Board or a duly authorized committee thereof to adhere to the intent of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), or other applicable law, as advised to the Parent Board in a written opinion (including via e-mail correspondence) of the Parent's legal counsel; and (iii) that the terms and conditions of this Agreement shall be deemed automatically and unilaterally amended to the minimum extent necessary to ensure compliance by the Executive and this Agreement with such policies, the Dodd-Frank Act, Sarbanes-Oxley, and any other applicable law.

2.    Term of Employment. The Executive’s employment shall be covered by the terms of this Agreement, effective as of the Effective Date, and shall continue until terminated in accordance with the terms of this Agreement (the "Term").

3.    Compensation and Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)    Base Salary. The Company shall pay to the Executive an annual salary (the "Base Salary") at the rate of $300,000.00, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with the Company’s then-current ordinary payroll practices as established from time to time and applicable to other senior executives of the Employer. The Base Salary shall be reviewed in good faith by the Compensation Committee of the Parent Board (the "Committee"), or in the absence thereof, the Parent Board, based upon the Executive’s performance, not less often than annually. To the extent Base Salary is increased, then the defined term "Base Salary" shall also be increased by the same amount for all purposes of this Agreement.

(b)    Annual Bonus. For each calendar year during the Term, the Executive shall be eligible to earn a performance-based cash bonus pursuant to the Company's or Parent's annual bonus plan as then in effect, with a target of sixty percent (60%) of the Executive's Base Salary (the "Annual Target Bonus"), which for calendar year 2021 shall be measured against the criteria set forth on Attachment 1, with an actual bonus payout that may be lower or higher than the Annual Target Bonus. The Employer will update Attachment 1 on an annual basis to reflect the performance criteria established by the Parent Board or Committee for each subsequent calendar year during the Term. To the extent the performance criteria are satisfied, such bonus will be (i) considered earned as of December 31st of the calendar year to which the bonus is

Exhibit 10.10
attributable (subject to the Executive's continued employment with the Employer through such date) and (ii) paid in the form of a lump sum cash payment no later than March 15th of the calendar year that immediately follows the calendar year to which the bonus relates.
(c)    Annual Equity Awards. The Executive shall be eligible to receive annual equity awards from time to time (as determined in the sole discretion of the Committee), subject to the terms and conditions set forth in the applicable award agreement(s).
(d)    Employee Benefits. The Executive shall be entitled to participate in all employee benefit arrangements that the Company or the Parent may offer to its executives of like status from time to time, and as may be amended from time to time. In addition, the Company shall pay the Executive's annual dues and fees associated with the Young Presidents' Organization.

(e)    Paid Time Off. The Executive shall be entitled to unlimited paid time off per calendar year.

(f)    Expenses. The Executive shall be entitled to reimbursement of business expenses that are incurred in the ordinary course of business, in accordance with the applicable expense reimbursement policies and procedures of the Employer as in effect from time to time.

(g)    Indemnification. The Executive is a party to an Indemnity Agreement by and between the Executive and Sunlight Financial, Inc. dated July 9, 2021 (the "Indemnity Agreement"), which is hereby incorporated into this Agreement in its entirety and attached hereto as Exhibit A.

(h)    Tax Make-Whole. With respect to each year that Executive is treated for tax purposes as a K-1 partner of the Company during the Employment Term and with respect to any payments made to Executive under Section 4 if the Executive is treated for tax purposes as a K-1 partner of the Company when such payments are made, the Company will make the Executive whole on an after-tax basis for incremental self-employment taxes on Executive’s remuneration in excess of the employee portion of the payroll tax Executive would owe if such income was subject only to W-2 wage withholding in the United States and the state in which Executive is subject to tax. Tax equalization will be calculated by the Company’s outside accounting firm and paid to the Executive at least fifteen (15) days prior to each date on which estimated federal income taxes are due in accordance with law, provided that in the event that the actual incremental self-employment taxes owed by Executive exceed those calculated by the Company’s outside accounting firm (an "Underpayment"), the Company shall also make the Executive whole on an after-tax basis for such Underpayment. With respect to each year that the Executive is treated for tax purposes as a K-1 partner of the Company, the Company shall pay accounting and other fees incurred by the Executive for tax preparation. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall (i) restrict the Company's ability to employ the Executive as a W-2 employee of the Parent or an affiliate of the Parent at any time; and (ii) be deemed to provide a tax gross-up or make-whole payment for any

Exhibit 10.10
taxes imposed on the Executive under Sections 4999, 409A or 105(h) of the Internal Revenue Code of 1986, as amended (the "Code"), as such provisions may be amended from time to time.
4.    Rights Upon a Termination of the Executive’s Employment.

(a)    Termination of Employment by the Employer for Cause or by the Executive Without Good Reason. If the Executive’s employment is terminated by the Employer for Cause, or the Executive voluntarily terminates the Executive’s employment without Good Reason, then the Executive shall receive only the following from the Employer: (i) any unpaid Base Salary accrued through the termination date; (ii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") at the sole expense of the Executive; (iii) a lump sum payment for any previously unreimbursed business expenses incurred by the Executive on behalf of the Employer during the Term and submitted for reimbursement in accordance with applicable procedures of the Employer; (iv) amounts that are vested benefits under this Agreement or any other agreement, subject to the terms and conditions contained therein; (v) except in the case of a termination for Cause, an Annual Bonus for any completed fiscal year to the extent then unpaid; and (vi) a lump sum payment of any amounts owed to the Executive under Section 3(h) (collectively, such (i) through (iii), and (vi) being the "Accrued Rights"). The Executive acknowledges that he or she is entitled to unlimited paid time off subject to the terms described in this Agreement, as a result none of such paid time off is "accrued" for purposes of this Agreement, and to the extent any such paid time off is accrued for purposes of applicable law, the Executive hereby waives any right at law to payment for such accrued but unused paid time off.

(i)    For purposes of this Agreement, the term "Cause" shall mean a termination by the Employer of the Executive’s employment because of: (A) any act or omission that constitutes a willful and material breach by the Executive of any of the Executive’s obligations under any material term or provision of this Agreement; (B) the Executive’s conviction of (or indictment for), or plea of nolo contendere to, (1) any felony or (2) another crime involving dishonesty or moral turpitude or that would otherwise reasonably be expected to materially and demonstrably impair or impede the Employer's operations; (C) the Executive’s engaging in any gross negligence, violence or threat of violence, fraud, theft or embezzlement (including any violation of federal securities laws); (D) the Executive’s willful breach of a material written policy of the Employer that has been previously provided to the Executive or the rules of any governmental or regulatory body applicable to the Employer that, in either such case, is (or reasonably could be) materially and demonstrably injurious to the Employer; or (E) the Executive’s willful and repeated refusal to follow the lawful directions of the Company Board or the Parent Board; or (F) any other willful misconduct or breach of fiduciary duty by the Executive which is (or reasonably could be) materially injurious to the financial condition, operations or business reputation of the Employer or any of its subsidiaries or affiliates. Notwithstanding anything in this Section 4(a)(i), no event or condition described in Sections 4(a)(i)(A), (C), (D), (E) or (F) shall constitute Cause unless (x) within ninety (90) days from the Parent Board first acquiring actual knowledge of the existence of the Cause condition (provided however, the Parent Board's incurrence of actual knowledge shall be deemed delayed for ninety (90) days if the Parent Board is conducting an internal investigation of facts that could

Exhibit 10.10
reasonably give rise to a Cause condition), the Parent Board provides the Executive written notice (in accordance with Section 4(g), below) of its intention to terminate the Executive’s employment for Cause and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Executive within thirty (30) days of the Executive’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Executive has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Parent Board terminates the Executive’s employment with the Employer immediately following expiration of such thirty-day (30) period.  For purposes of this Section 4(a)(i), any attempt by the Executive to correct a stated Cause shall not be deemed an admission by the Executive that the Parent Board’s assertion of Cause is valid. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Employer is terminated without Cause, the Parent Board shall have the sole discretion to later use after-acquired evidence to retroactively re-characterize the prior termination for Cause if such after-acquired evidences supports such an action. No act or omission shall be considered "willful" if it is done based on advice of counsel or with the consent or approval of the Parent Board or the Company Board.

(ii)    For purposes of this Agreement, the term "Good Reason" shall mean a voluntary termination by the Executive of the Executive’s employment because of: (A) a material diminution in the Executive’s Base Salary or Target Bonus; provided however, that prior to a Change in Control any diminution in the Executive's Base Salary shall not be considered a material diminution to the extent the amount of diminution, when stated as a percentage, is applied uniformly among all similarly-situated employees of the Employer and does not represent more than a twenty percent (20%) diminution of Base Salary; (B) a material diminution in the nature or scope of the Executive’s authority, duties, or responsibilities from those applicable to the Executive as of immediately following the Effective Date or thereafter increased; (C) a diminution of the Executive's title or change of the reporting relationship of the Executive to other than the Parent Board and the Company Board; (D) a material breach by the Employer of any term or provision of this Agreement, which shall include a failure by any acquiring entity or successor to the Employer in a Change in Control (as defined below) to assume this Agreement in its entirety as of consummation of such Change in Control; or (E) the Employer requiring the Executive to be based at any office or location more than 25 miles from 234 W. 39th St., 7th Floor, New York, NY 10018. No event or condition described in this Section 4 shall constitute Good Reason unless, (w) such event or condition arose without the Executive's written (including via e-mail or text message) consent; (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 4(a)(ii), the Executive provides the Parent Board written notice (in accordance with Section 4(g), below) of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the Parent Board within thirty (30) days of the Parent Board’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, the Parent Board has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates the Executive’s employment with the Employer immediately following expiration of such thirty-day (30) period. For purposes of this Section 4(a)(ii), any

Exhibit 10.10
attempt by the Parent Board to correct a stated Good Reason shall not be deemed an admission by the Parent Board that the Executive’s assertion of Good Reason is valid.

(b)    Termination of Employment by the Employer without Cause or by the Executive for Good Reason Not in Connection with a Change In Control. If the Executive’s employment is terminated by the Employer without Cause or by the Executive for Good Reason, in either case, other than within the twenty-four (24)-month period following a Change in Control and the twelve (12)-month period immediately preceding a Change in Control, (the "Protection Period"), then the Executive shall receive the following from the Employer: (i) the Accrued Rights, (ii) an amount equal to 2.0 times the Executive’s Base Salary, (iii) an amount equal to 2.0 times the Executive's Annual Target Bonus; (iv) full and immediate vesting of all outstanding Class C Units (including any provisionally vested Class C Units) granted under the Second Amended and Restated Limited Liability Company Agreement of Sunlight Financial LLC (the "LLC Agreement") (and any cash, securities or other consideration into which such Class C Units are converted) prior to the Effective Date; (v) a twelve (12)-month post-termination exercise period with respect to any vested stock options and stock appreciation rights (or, if shorter, the remainder of the full term); and (vi) an amount equal to the monthly premium payment to continue the Executive’s (and the Executive’s family members who were participants in the group health, dental and vision plans immediately prior to the Executive's termination) existing group health, dental coverage and vision, calculated under the applicable provisions of COBRA, and calculated without regard to whether the Executive actually elects such continuation coverage, for the eighteen (18)-month period following the date of the termination of employment (the "COBRA Benefits") (collectively, (ii) through (vi) being the "Involuntary Termination Severance Benefits"). The cash-based portion of the Accrued Rights shall be paid to the Executive within two weeks from such employment termination. The cash-based portion of the Involuntary Termination Severance Benefits shall be paid to the Executive in equal monthly installments over a twenty-four (24)-month period, provided that, except in the case of the Accrued Rights, the Executive has timely signed (and not revoked) the Waiver and Release set forth in Section 4(g) of this Agreement.

(i)    For purposes of this Agreement, the term "Change in Control" shall mean the consummation of any of the following events, as determined in the good faith and reasonable discretion of the Parent Board:
(A)    Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or any affiliate, or (y) any corporation owned, directly or indirectly, by the shareholders of the Parent in substantially the same proportions as their ownership of the Parent's common stock becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Parent representing fifty percent (50%) or more of the total voting power represented by the Parent's then outstanding voting securities;

(B)     A change in the composition of the Parent Board during any twelve (12) consecutive month period the result of which fewer than a majority of the

Exhibit 10.10
members of the Parent Board are Incumbent Directors. For this purpose, "Incumbent Directors" are members of the Parent Board who are elected, or nominated for election, to the Parent Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but does not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Parent Board to the Parent);

(C)     A reorganization, merger, statutory share exchange, acquisition, consolidation or similar corporate transaction involving the Parent or any of its affiliates, a sale or other disposition of the assets of the Parent or an acquisition of assets or stock of another entity by the Parent or any of its affiliates (each, a "Business Combination"), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities that were the beneficial owners of the voting securities of the Company outstanding immediately prior thereto continue to own (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Parent or such surviving entity or its parent outstanding immediately after such Business Combination and (y) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Parent Board providing for such Business Combination; or

(D)    Approval of the shareholders of the Company of a complete liquidation or dissolution of the Company.

(c)    Certain Termination of Employment Related to a Change in Control. If the Executive’s employment is terminated by the Employer without Cause during the Protection Period, or by the Executive for Good Reason during the Protection Period, then the Executive shall receive the following from the Employer: (i) the Accrued Rights, (ii) an amount equal to 2.5 times the Executive’s Base Salary, (iii) an amount equal to 2.5 times the Executive’s annual cash bonus paid to him or her with respect to the calendar year immediately preceding the calendar year within which the Executive's employment was terminated (and if the bonus for such preceding calendar year had not yet been paid as of such termination of employment, then an amount equal to the Annual Target Bonus for such preceding calendar year), (iv) full and immediate vesting of all equity awards, equity-based awards and other long-term incentives (with any performance-based awards to vest at the greater of target or actual performance); (v) a thirty (30)-month post-termination exercise period with respect to any stock options and stock appreciation rights (or, if shorter, the remainder of the full term); and (vi) the COBRA Benefits (collectively, (ii) through (vi) being the "Change in Control Severance Benefits"). The cash-based portion of the Accrued Rights shall be paid to the Executive within two (2) weeks from such employment termination. The cash-based portion of the Change in Control Severance Benefits shall be paid to the Executive either in a lump sum payment or in installments as follows: (i) if the foregoing employment termination occurs within the twenty-four (24)-month period immediately following such Change in Control, then the cash portion of the Change in Control Severance Benefits shall be paid in the form of a lump sum, and (ii) if the foregoing employment termination occurs within the Protection Period but not within the twenty-four (24)-

Exhibit 10.10
month period immediately following such Change in Control, then the cash portion of the Change in Control Severance Benefits shall be paid in equal monthly installments over a thirty (30)-month period; provided that, except in the case of the Accrued Rights, the Executive has timely signed (and not revoked) the Waiver and Release set forth in Section 4(g) of this Agreement.

(d)    Death; Disability. In the event of a termination of the Executive’s employment upon the Executive’s death or Disability, then the Executive (or his estate or beneficiaries) shall receive the following from the Employer: (i) the Accrued Rights; (ii) a lump sum amount equal to the product of (x) the Annual Target Bonus and (y) a fraction, the numerator of which is the number of days from January 1 through the date of termination and the denominator of which is 365; (iii) the COBRA Benefits; (iv) full and immediate vesting of all outstanding Class C Units (including any provisionally vested Class C Units) granted under the LLC Agreement (and any cash, securities or other consideration into which such Class C Units are converted) prior to the Effective Date; and (v) a thirty (30) -month post-termination exercise period with respect to any vested stock options and stock appreciation rights (or, if shorter, the remainder of the full term). For purposes of this Agreement, the term "Disability" shall mean (A) as such term (or substantially similar term) is defined within a disability insurance program that is sponsored by the Employer or the Company, or if no such definition exists or the Executive is not covered by such a program, then (B) Disability means: (1) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (2) the Social Security Administration has determined the Executive to be disabled.

(e)    No Continued Benefits Following Termination. Unless otherwise specifically provided in this Agreement or contemplated by another agreement between the Executive and the Employer, or as otherwise required by law, all compensation, equity plans, and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment with the Employer under the terms of this Agreement.

(f)    Resignation from Directorships, Officerships and Fiduciary Titles. The termination of the Executive’s employment for any reason shall constitute the Executive’s immediate resignation from (i) any officer or employee position the Executive has with the Employer, unless mutually agreed upon by the Executive and the Parent Board; (ii) any position on the Company Board and the Parent Board; and (iii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Employer. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(g)    Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, the Employer shall not make or provide the Involuntary Termination Severance Benefits or the Change in Control Severance Benefits (collectively, the "Severance Benefits") under this Section 4, unless the Executive timely executes and delivers to the

Exhibit 10.10
Employer a general release (which shall be provided by the Employer not later than five (5) business days from the date on which the Executive’s employment is terminated and be substantially in the form attached hereto as Exhibit B, the "Waiver and Release"), and such Waiver and Release remains in full force and effect, has not been revoked and is no longer subject to revocation, within sixty (60) calendar days after the date of termination. If the requirements of this Section 4(g) are not satisfied by the Executive (or the Executive’s estate or legally appointed personal representative), then no Severance Benefits shall be due to the Executive (or the Executive’s estate) pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Severance Benefits shall not be paid until the first scheduled payment date following the date the Waiver and Release is executed and no longer subject to revocation; provided, that if the period during which the Executive has discretion to execute or revoke the Waiver and Release straddles two (2) calendar years, then the Severance Benefits shall be paid or commence being paid, as applicable, in the second calendar year, with the first such payment being in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination if such deferral had not been required.

(h)    Notice of Termination. Other than in the event of the Executive's termination as a result of his or her death, any termination of employment by the Employer or the Executive shall be communicated by a written "Notice of Termination" to the other party hereto given in accordance with Section 8(l) of this Agreement. In the event of a termination by the Employer for Cause or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the date of termination. The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Employer's rights hereunder.
(i)Mitigation/Offset. The Executive will not be required to seek other employment or take other action to mitigate any payments contemplated by this Agreement. Following a Change in Control: (i) the Employer shall pay as incurred (within ten (10) days following the Employer’s receipt of an invoice from the Executive), to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Employer, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Code Section 7872(f)(2)(A); and (ii) except as required by Section 1(c) of this Agreement, neither the Employer's obligation to make the payments or provide the benefits contemplated by Section 4 of this Agreement nor the Employer's obligation to perform its obligations hereunder shall be affected by any set off,

Exhibit 10.10
counterclaim, recoupment, defense or other claim, right or action that the Employer may have against the Executive others.

5.    Restrictive Covenants. As a condition to continued employment, the Executive shall execute the Inventions Assignment, Non-Competition, Non-Solicitation and Confidentiality Agreement attached hereto as Exhibit C (the "Restrictive Covenants"). Any breach (or threatened breach) by the Executive of the Executive’s obligations under the Restrictive Covenants, as determined by the Parent Board in its reasonable discretion, shall constitute a material breach of this Agreement.

6.    Section 280G Payments. Notwithstanding anything in this Agreement to the contrary, if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Employer or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Employer and/or such person(s) will be $1,000.00 less than three (3) times the Executive’s "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made applying principles, assumptions and procedures consistent with Section 280G of the Code by an accounting firm or law firm of national reputation that is selected for this purpose by the Parent prior to the change in control; provided, however, that neither the Company's outside auditor nor any person or entity performing services for the acquirer is permitted to provide such services (such permitted accounting firm or law firm being, the "280G Firm"). In order to assess whether payments under this Agreement or otherwise qualify as reasonable compensation that is exempt from being a parachute payment under Section 280G of the Code, the 280G Firm or the Parent shall take into account the value of any services to be rendered by the Executive (including any non-competition or similar covenants) and may retain the services of an independent valuation expert to value such services. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Employer (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1,000.00 less than three (3) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made. Nothing in this Section 6 shall require the Employer to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax

Exhibit 10.10
liabilities under Section 4999 of the Code. All determinations under this Section 6 shall be made by the 280G Firm and shall be binding on the Parent and its successors.

7.    Section 409A of the Code. This Agreement is intended to either avoid the application of, or comply with, Section 409A of the Code. To that end this Agreement shall at all times be interpreted in a manner that is consistent with Section 409A of the Code. Notwithstanding any other provision in this Agreement to the contrary, the Employer shall have the right, with advance notice to the Executive, to adopt such amendments to this Agreement or take such other actions (including amendments and actions with retroactive effect) as is minimally necessary for this Agreement to comply with Section 409A of the Code. Further:

(a)    Any reimbursement of any costs and expenses by the Employer to the Executive under this Agreement shall be made by the Employer in no event later than the close of the Executive’s taxable year following the taxable year in which the cost or expense is incurred by the Executive. The expenses incurred by the Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by the Executive in any other calendar year that are eligible for reimbursement hereunder and the Executive’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

(b)    Any payment following a separation from service that would be subject to Section 409A(a)(2)(A)(i) of the Code as a distribution following a separation from service of a "specified employee" (as defined under Section 409A(a)(2)(B)(i) of the Code) shall be made on the first to occur of (i) ten (10) days after the expiration of the six-month (6) period following such separation from service, (ii) death, or (iii) such earlier date that complies with Section 409A of the Code.

(c)    Each payment that the Executive may receive under this Agreement shall be treated as a "separate payment" for purposes of Section 409A of the Code.

(d)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "termination," "termination of employment," or like terms shall mean "separation from service."

8.    Miscellaneous.

(a)    Defense of Claims. The Executive agrees that, during and following the Term, upon request from the Employer, the Executive will cooperate with the Employer in the defense of any claims or actions that may be made by or against the Employer that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Employer in such claim or action. The Employer agrees to promptly reimburse the Executive for all of the Executive’s reasonable legal fees (including fees of one independent

Exhibit 10.10
counsel to represent the Executive and all costs and expenses incurred by such counsel), travel and other direct expenses incurred, or to be reasonably incurred – and, if the Executive is no longer employed with the Employer, to compensate the Executive (at a pro rata hourly rate calculated based on the Executive’s Base Salary and Target Bonus, assuming a 2,000 hour year) for the Executive’s time – to comply with the Executive’s obligations under this Section 8(a). Such services shall take into account Executive's other professional and personal obligations, and shall not extend beyond the second anniversary of Executive's termination of employment.

(b)    Non-Disparagement. The Executive agrees that at no time during or after the termination of the Executive’s employment shall the Executive make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Employer or its affiliates or any of its respective directors, officers or employees. Additionally, the Parent Board and the Company Board agree to instruct each board member, including the key employees of the Parent and the Company, to not make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation or character of the Executive.

(c)    Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan or agreement which provides otherwise, shall be paid in cash from the general funds of the Employer, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Employer may make to aid the Employer in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Employer hereunder, such right shall be no greater than the right of an unsecured creditor of the Employer.

(d)    Amendment, Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e)    Entire Agreement. This Agreement, the Exhibits attached hereto, and the agreements specifically incorporated herein are the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, including without limitation, the Employment Agreement by and between the Executive and Sunlight Financial LLC effective on August 17, 2015, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

(f)    Governing Law/Venue. This Agreement shall be performable, governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict

Exhibit 10.10
of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in the State of Delaware, for the purposes of any proceeding arising out of or based upon this Agreement. Except as otherwise required by law or legal process, in the event of a dispute between the parties under this Agreement, the parties hereto agree to enter non-binding mediation in good faith prior to initiating a lawsuit or other legal action.

(g)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(h)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(i)    No Assignment. Neither this Agreement nor any of the Executive’s rights and duties hereunder, shall be assignable or delegable by the Executive. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Employer to a person or entity which is a successor in interest to substantially all of the business operations of the Employer. Upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such successor person or entity. The Employer shall cause any successors to all or substantially all of its assets to expressly assume this Agreement.

(j)    Successors; Binding Agreement. Upon the death of the Executive, this Agreement shall be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and/or legatees.

(k)    Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Employer:    Board of Directors
Sunlight Financial Holdings Inc.
101 N. Tryon Street, Suite 1000
Charlotte, North Carolina 28246
                Attn: Notices@SunlightFinancial.com

With a Copy to:    Hunton Andrews Kurth LLP

Exhibit 10.10
600 Travis Street, Suite 4200
Houston, Texas 77002
    Attn: Michael O'Leary & Anthony Eppert

If to the Executive:    Matthew Potere

(l)    Withholding of Taxes. The Employer may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

(m)    Headings. The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or interpret the scope of this Agreement or of any particular section.

(n)    Construction. Whenever the context so requires herein, the masculine shall include the feminine and neuter, and the singular shall include the plural. The words "includes" and "including" as used in this Agreement shall be deemed to be followed by the phrase "without limitation." The word "or" is not exclusive.

(o)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(p)    Survival. This Agreement shall terminate upon the termination of employment of the Executive; however, the following shall survive the termination of the Executive’s employment and/or the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination: Section 3(g) ("Indemnification") and its corresponding Exhibit A, Section 4 ("Rights Upon a Termination of the Executive’s Employment") and its corresponding Exhibit B, Section 5 ("Restrictive Covenants") and its corresponding Exhibit C, Section 8(a) ("Defense of Claims"), Section 8(b) ("Non-Disparagement"), Section 8(e) ("Entire Agreement"), Section 8(f) ("Governing Law/Venue"), Section 8(j) ("Successors/Binding Agreement"), and Section 8(k) ("Notices").

[SIGNATURES ON NEXT PAGE]

Exhibit 10.10
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.
SUNLIGHT FINANCIAL HOLDINGS INC.        EXECUTIVE

By: /s/Barry Edinburg                        Signature: /s/ Matthew Potere

Name: Barry Edinburg                    Print Name: Matthew Potere

Title: Chief Financial Officer                    Dated:     7/1/21

Dated:     7/1/21

SUNLIGHT FINANCIAL LLC

By: /s/ Barry Edinburg

Name: Barry Edinburg

Title: Chief Financial Officer
Dated:     7/1/21

ATTACHMENT 1
SUNLIGHT FINANCIAL HOLDINGS INC.
ANNUAL BONUS PERFORMANCE CRITERIA

Pursuant to Section 3(b) of the employment agreement entered into by and between Sunlight Financial Holdings Inc., a Delaware corporation (the "Parent"), Sunlight Financial LLC (the "Company"), and Matthew Potere (the "Executive"), effective as of July 9, 2021 (the "Effective Date"), the performance criteria for the Executive’s annual bonus for fiscal year ending December 31, 20[__] will be set forth in this Attachment 1.

EXHIBIT A
SUNLIGHT FINANCIAL HOLDINGS INC.
INDEMNITY AGREEMENT

This Indemnity Agreement is pursuant to Section 3(g) of the employment agreement entered into by and between Sunlight Financial Holdings Inc., a Delaware corporation (the "Parent"), Sunlight Financial LLC, a Delaware limited liability company (the "Company"), and Matthew Potere (the "Executive"), effective as of July 9, 2021 (the "Effective Date").

[Attach a copy]

EXHIBIT B
SUNLIGHT FINANCIAL HOLDINGS INC.
WAIVER AND RELEASE

This Waiver and Release is pursuant to Section 4(g) of the employment agreement entered into by and between Sunlight Financial Holdings Inc., a Delaware corporation (the "Parent"), Sunlight Financial LLC, a Delaware limited liability company (the "Company"), and Matthew Potere (the "Executive"), effective as of July 9, 2021 (the "Effective Date").

[Attach a copy]

EXHIBIT C
SUNLIGHT FINANCIAL HOLDINGS INC.
RESTRICTIVE COVENANTS AGREEMENT

This Inventions Assignment, Non-Competition, Non-Solicitation, and Confidentiality Agreement is pursuant to Section 5 of the employment agreement entered into by and between Sunlight Financial Holdings Inc., a Delaware corporation (the "Parent"), Sunlight Financial LLC, a Delaware limited liability company (the "Company"), and Matthew Potere (the "Executive"), effective as of July 9, 2021(the "Effective Date").

[Attach a copy]